Exhibit 10.2
Drew Industries Incorporated
2015 Annual Incentive Program

Establishment and Effective Date
The 2015 Annual Incentive Program (the “Program”) is hereby established to provide for the grant of Annual Incentive Awards under the Drew Industries Incorporated Equity Award and Incentive Plan (as Amended and Restated) (the “Plan”). The Program shall be deemed effective as of January 1, 2015. The Program shall operate on the basis of a program year that begins on January 1, 2015 and ends on December 31, 2015 (“Program Year”). Payout will be based on Program Year performance results, except as otherwise provided herein.

Purpose
The purpose of the Program is to provide annual incentive compensation to:

•	Focus key executives on assisting Drew Industries Incorporated (“Drew”) and its key subsidiaries (collectively referred to as the “Company”) in achieving objectives key to their success; and

•	Recognize the performance of key employees in achieving the Company’s financial and operating objectives.

Payouts for Program participants will be determined based on the Program provisions and the results of Company performance measurements, subject to adjustment (to the extent that any such adjustment is consistent with the terms and conditions of the Program and/or the Plan) by the Compensation Committee of Drew’s Board of Directors (the “Committee”).

Eligibility
Eligibility for Program participation will be limited to employees who: (1) are employed in executive positions that have ultimate responsibility for the financial and operating performance of the Company, and (2) have been specifically identified by the Company as being eligible for Program participation as likely to be a Covered Employee (as defined in the Plan). However, employees who participate in another short-term Company incentive plan (other than a plan that compensates the employee on a commission basis) are not eligible to participate in this Program with respect to the portion of the Program Year that is also covered under such other plan. Names of approved Program participants and their respective Tier 1 Sharing %, Tier 2 Sharing %, and Tier 3 Sharing % are identified in the Program Appendix.

Any employee who first becomes eligible and is added to the Program after the start of the Program Year will be eligible to participate with respect to that Program Year, but prorated to reflect the period of the Program Year for which the employee was employed in an eligible classification.

Except as provided in the Employment Termination section below, employees must be actively employed through December 31, 2015 to be eligible for a payout under the Program with respect to the Program Year. Except as provided herein, those who are not actively employed through December 31, 2015 for reasons other than disability, approved leave of absence, or death will not be eligible to receive a payout under the Program. An employee does not earn a right to a Program payment (whether on a pro rata basis or otherwise) based upon length of service or mere completion of service during the Program Year. Rather, a payout is earned based upon the achievement by the Company of pre-determined performance goals measured over the course of the entire Program Year as a result of the efforts of eligible employees who contribute toward achievement of such goals. An employee’s participation in the Program, and the opportunity to earn a payout in accordance with the terms and conditions of the Program, does not represent an unequivocal promise on the part of the Company to pay incentive compensation other than to the extent that applicable performance goals have been satisfied, the employee satisfies the eligibility conditions specified herein, and the Committee has authorized a payout to the employee after completion of the Program Year.

Employment Termination
Termination of employment at any time during the Program Year will disqualify the participant from receiving a payout under the Program, except as provided below:

If the participant’s employment is terminated at any time during the Program Year (1) by the Company without cause, or (2) by the participant for good reason, the participant will receive a payout of any award that has otherwise been earned and approved by the Committee, but prorated to reflect the period of the Program Year for which the participant was employed.

Absence from active employment during the Program Year on account of disability or approved unpaid leave of absence will not disqualify the participant from receiving a payout of any award that has otherwise been earned and approved by the Committee.

Similarly, if termination of employment occurs during the Program Year due to death, the participant will receive a payout of any award that has otherwise been earned and approved by the Committee.

The word “cause” means participant’s (a) willful and continued failure to follow the Company’s reasonable direction or to perform any duties reasonably required of participant (other than any such failure resulting from his disability or from termination by participant for good reason, if applicable), after written demand for substantial performance is delivered to participant specifying in reasonable detail the manner in which participant has not performed, and participant has not remedied such failure within 30 days after notice thereof, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Guidelines for Business Conduct, as amended from time to time, (c) conviction of, or a plea of nolo contendere with respect to, any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with participant’s employment, (e) material breach of participant’s employment agreement which, if capable of remedy, continues for a period of 30 days without remedy thereof by participant after notice thereof, or two or more such breaches in any two month period, or (f) one or more instances of willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the Company’s interests.

The word “good reason” shall have the meaning set forth in the participant’s employment agreement with Lippert Components, Inc.

The word “disability” means the participant’s active service has been terminated as a result of physical or mental disability that renders the participant incapable of performing the essential functions of the participant’s job, with or without reasonable accommodation, and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in good faith by the Company.

In all cases, eligibility for any earned payout is based upon the employee’s being employed during the Program Year in an eligible classification.

Any approved Program payout to or on behalf of a participant who was terminated by the Company without cause during the Program Year or who terminated employment during the Program Year for good reason or on account of disability or death, or who is absent from active service on account of disability or an approved unpaid leave of absence, will be paid at the same time as payment is made to active employees whose employment with the Company has continued. In the event of a participant’s death, any approved Program payout will be distributed at such time in a lump sum to the participant’s estate. In order to receive any approved Program payout following termination by the Company without cause or by the participant for good reason, or on account of disability, the participant must timely sign and not revoke a separation agreement and release of claims in a form acceptable to and determined by the Company in its sole discretion.

Program Performance Measures
The Program design includes financial measures that are approved by the Committee, provided that with respect to any Program payout that is intended to constitute performance-based compensation for purposes of Internal Revenue Code Section 162(m), such measures shall be approved in the first ninety (90) days of the Program Year. Measurement performance levels will be monitored throughout the Program Year. Following the end of the Program Year, results will be presented to the Company’s Chief Executive Officer (“CEO”) and Committee for approval. The performance measures can be specific to an individual or apply to a group, and may include operational and/or financial measures as approved by the Committee. Weightings can vary by eligible executive as approved by the Committee.

The following provides a general description of each of the financial performance measures for the Program Year. Measures reflect operations of the Company and will apply to one or more Program participants. The Committee may at any time exercise negative discretion to adjust the performance measures (or any amount payable upon satisfaction of one or more performance measures) to reflect the effects of extraordinary items, non-recurring items, or any other items that the Committee feels should be considered in determining performance results if the result is to reduce the amount payable relative to the performance measures as originally approved.
Financial Measures
Return on Invested Capital or “ROIC” shall mean for purposes of the Program: Operating Profit/Average Invested Capital, where

Operating Profit is the Company’s fiscal year consolidated operating profit, as detailed in the Company’s financial statements filed with the U.S Securities and Exchange Commission (“SEC”); and

Average Invested Capital is the average of the prior year end and current year quarterly (Total Stockholders Equity + Indebtedness) – (Cash, Cash Equivalents and Short-Term Investments), where:

Total Stockholders’ Equity is the Company’s total stockholders’ equity as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC;

Indebtedness is the Company’s indebtedness as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC; and

Cash, Cash Equivalents and Short-Term Investments is the sum of the cash, cash equivalents and short-term investments as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.

Return on Net Assets or “RONA” shall mean for purposes of the Program: Operating Profit/Average Net Assets, where

Operating Profit is the Company’s fiscal year consolidated operating profit, as detailed in the Company’s financial statements filed with the SEC, after excluding corporate costs; and

Average Net Assets is the average of the prior year end and current year quarterly (Total Assets – Cash, Cash Equivalents and Short-Term Investments) – (Total Liabilities – Indebtedness, Intercompany Balances, and Income Taxes Payable), where:

Total Assets is the Company’s total assets as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC, after excluding corporate assets;

Cash, Cash Equivalents and Short-Term Investments is the sum of the cash, cash equivalents and short-term investments as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC;

Total Liabilities is the Company’s total liabilities as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC, after excluding corporate liabilities;

Indebtedness is the Company’s indebtedness as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC;

Intercompany Balances is the Company’s intercompany balances as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC; and

Income Taxes Payable is the Company’s income taxes payable as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.

Revenue Growth shall mean for purposes of the Program: the increase, if any, in the Company’s consolidated net sales for the Program Year compared to the Company’s consolidated net sales for the immediately preceding fiscal year, as detailed in the Company’s financial statements filed with the SEC, excluding the impact of sales added through acquisitions or deleted as a result of divestitures completed during the Program Year.

Adjustments
Notwithstanding the above definitions, the following adjustments shall be taken into account in the calculation of ROIC and RONA for determining final payouts under the Program:

The effects of:

(a)    accretion expense;
(b)    goodwill impairment;
(c)    charges for reorganizing and restructuring;
(d)    charges from asset write-downs;
(e)    gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business;
(f)    the cumulative effect of changes in tax or accounting rules, regulations, or laws; and
(g)    extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss determined in accordance with generally accepted accounting principles,

provided that, for each of the items (a) through (g), the Company shall have identified that it anticipates it will reflect such adjustments for investors in its audited financial statements (including footnotes), its earnings release, or in its management discussion and analysis section of the Company’s Form 10-K for fiscal year 2015.

Payout Governor
Notwithstanding anything to the contrary, no payout will be made under the Program if the annual Drew ROIC or RONA (as defined above) for 2015 does not exceed the threshold requirement established by the Committee. This is referred to as the Overall Threshold Requirement. If the Overall Threshold Requirement is not exceeded, there will be no payout under the Program.

Program Payouts
Following the close of the Program Year and after the audited financial results are available, the Committee will meet and certify the extent to which the performance measures have been satisfied (including application of the payout governor) and will authorize Program payouts. Payouts, less tax withholdings and other required or authorized deductions, will be paid no later than March 15, 2016.
An employee who during the Program Year changes employment status from one eligible status to another eligible status, other than a change that the Company determines to be a short-term or temporary assignment that does not represent a long-term change in the employee’s regular role, will be subject, with respect to employment on or after the date the change in employment status is reflected in the Company’s books and records (“Change in Status Date”), to the Program Tier 1 Sharing %, Tier 2 Sharing %, and Tier 3 Sharing % (collectively, “Sharing Percentages”) and/or incentive measures applicable to the employment status into which the employee has transferred. Any payout applicable to eligible employment during the Program Year prior to the Change in Status Date will be based upon the employee’s Sharing Percentages and/or incentive measures applicable to the employee prior to the Change in Status Date. Any payment applicable to eligible employment during the Program Year but on or after the Change in Status Date will be based upon the employee’s Sharing Percentages and/or incentive measures applicable to the employee on or after the Change in Status Date. Short-term or temporary assignments (as determined by the Company) will not change the incentive plan or level that an employee is assigned to. The employee will remain in his or her regular role for payout calculation purposes.
Any Program payout is subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation, or listing standard that requires the Company to recoup or claw back compensation paid pursuant to the Program.
Note: Internal Revenue Code Section 162(m) limits the tax deduction for compensation paid to a “covered executive” to $1,000,000 unless certain requirements are met. In order for compensation in excess of $1,000,000 to be deductible by the Company, that compensation must satisfy the requirements to be treated as qualified performance-based compensation under Section 162(m). With respect to any payout opportunity that is made to a “covered executive” and that is intended to constitute qualified performance-based compensation for purposes of Section 162(m), those requirements include, without limitation, (1) a requirement that the Program be administered by the Committee which consists entirely of outside directors, (2) a requirement that compensation in excess of $1,000,000 must be based upon the attainment of objective performance goals approved by shareholders, and (3) a requirement that the objective performance goals and measures be established no later than ninety (90) days following the beginning of the performance period, and that such objective formula or standard preclude discretion to increase the amount of compensation due upon attainment of the goal. The Committee may always exercise “negative discretion,” i.e., discretion that reduces or eliminates a payout from the amount that would otherwise be payable in the absence of Committee discretion.

Relationship to Other Company Plans
Employees who participate in another short-term incentive plan (other than a plan that compensates the employee on a commission basis) are not eligible to participate in this Program until the time their participation in the other short-term incentive plan terminates.

Rights of Participants and Forfeiture
Nothing in this Program shall:

•	Confer upon any employee any right with respect to continuation of employment with the Company;

•	Interfere in any way with the right of the Company to terminate his/her employment at any time; or

•
Confer upon any employee or any other person any claim or right to any distribution under the Program except to the extent that a payment has been earned based upon the achievement of the measures applicable to the employee, the employee otherwise satisfies the eligibility requirements of the Program, and the Committee has authorized the payment of a payout to the employee.

No right or interest of any employee in the Program shall, prior to actual payment or distribution to the employee, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any employee by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.

Notwithstanding any provision of this Program to the contrary, no Program payout shall be made to any participant if he or she has engaged in any “detrimental activity” (as hereinafter defined) at any time prior to or during the six months after the Program payout has been delivered to him or her. In such event, the entire Program payout may be rescinded by the Company within one (1) year after the Company becomes aware of such detrimental activity, and the Company shall notify the participant in writing of any such rescission within such one-year period. Within ten (10) days after receiving such notice of rescission, the participant shall pay to the Company the entire amount of the Program payout previously paid to him or her, in such manner and on such terms and conditions as may be required by the Company, including, without limitation, payment in cash and/or by returning to the Company the number of shares of stock that the participant received under the Program.

The word “detrimental activity” means (i) the unauthorized rendering of services for any organization or engaging, directly or indirectly, in any business which is competitive with the business of the Company; (ii) the disclosure to any person or entity outside the Company, or use in other than the Company’s business, without prior written authorization from the Company, of any “confidential information,” as hereinafter defined or material relating to the business of the Company; (iii) activity that results in termination of the participant’s employment by the Company for cause; or (iv) any other conduct or act reasonably determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company.

The words “confidential information” include any business, financial and other sensitive, confidential, proprietary and trade secret information which is of unique value to the Company. Examples of confidential information include: inventions, improvements and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; human resources strategies; customer lists and information; and supplier and vendor lists and other information which is not generally available to the public.

Administration
The Committee is responsible for the establishment of the Program, and the Committee (or the Drew Board of Directors) has the right to amend or terminate the Program at any time, as it deems appropriate. Further, the Committee is authorized to: (1) interpret and apply the Program’s terms and conditions; (2) determine who will participate in the Program and the level of participation; (3) approve the performance measures that are applicable to a “covered executive’s” participation; and (4) approve payments for participants covered by the Program. The Committee will report to the Board substantive actions taken.

Any authority granted to the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any payout that is intended to be qualified performance-based compensation for purposes of Internal Revenue Code Section 162(m) to cease to qualify for exemption under such section. To the extent that any permitted action taken by the Board conflicts with any action taken by the Committee, the Board action shall control.

This Program shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of Drew or by the merger or consolidation of Drew with or into another corporation. Any successor to Drew will be deemed to be the Company under this Program.
This Program is intended to satisfy the performance-based compensation exception of Section 162(m), and all provisions contained herein shall be construed and interpreted in a manner to so comply. If any provision of this Program, or any portion thereof, shall be held to be illegal, invalid, or unenforceable, the remainder of the Program or such provision shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion.

Program Appendix

I. ROIC Goals for Program Year

	ROIC Achieved	Sharing %
Below Threshold	<15%	0%
Overall Threshold	15%	0%
Sharing Tier 1	>15% and <18%	Tier 1 Sharing %
Sharing Tier 2	>18% and <21%	Tier 2 Sharing %
Sharing Tier 3	>21%	Tier 3 Sharing %

To the extent that the Overall Threshold is exceeded, the “Initial Bonus Payment” for each eligible Participant shall equal:

1.	If ROIC is achieved within the Sharing Tier 1 level, the Participant’s Tier 1 Sharing % multiplied by Operating Profit in excess of 15% ROIC up to 18% ROIC (“Tier 1 Bonus”);

2.
If ROIC is achieved within the Sharing Tier 2 level, the Participant’s Tier 2 Sharing % multiplied by Operating Profit in excess of 18% ROIC up to 21% ROIC (“Tier 2 Bonus”), plus the Tier 1 Bonus calculated assuming an ROIC achieved of 18%; and

3.
If ROIC is achieved within the Sharing Tier 3 level, the Participant’s Tier 3 Sharing % multiplied by Operating Profit in excess of 21% ROIC plus the Tier 1 Bonus calculated assuming an ROIC achieved of 18%, plus the Tier 2 Bonus calculated assuming an ROIC achieved of 21%.

With respect to the Participants listed below, once the Initial Bonus Payment is determined, if any, the Initial Bonus Payment shall be paid out as follows: up to twice (2x) the Participant’s base salary shall be paid out in cash, and any excess will be paid out half (50%) in cash and half (50%) in deferred stock units (DSUs) with a minimum deferral period of one (1) year; provided, however, up to 10% of the Initial Bonus Payment shall be paid in cash, but only if the additional performance goal(s) set forth below is(are) also achieved in 2015:

Revenue Growth Achieved	Initial Bonus Payment %
<$50 million	0%
$50 million	5%
>$50 million and <$60 million	6%
>$60 million and <$70 million	7%
>$70 million and <$80 million	8%
>$80 million and <$90 million	9%
>$90 million and <$100 million	10%

Participants and Sharing Percentages

Executive	Tier 1 Sharing %	Tier 2 Sharing %	Tier 3 Sharing %
[NAME]	[__]%	[__]%	[__]%

With respect to the Participants listed below, once the Initial Bonus Payment is determined, if any, the Initial Bonus Payment shall be paid out as follows: up to twice (2x) the Participant’s base salary shall be paid out in cash, and any excess will be paid out half (50%) in cash and half (50%) in deferred stock units (DSUs) with a minimum deferral period of one (1) year.
Participants and Sharing Percentages

Executive	Tier 1 Sharing %	Tier 2 Sharing %	Tier 3 Sharing %
[NAME]	[___]%	[___]%	[___]%

II. RONA Goals for Program Year

	RONA Achieved	Sharing %
Below Threshold	<18%	0%
Overall Threshold	18%	0%
Sharing Tier 1	>18% and <21%	Tier 1 Sharing %
Sharing Tier 2	>21% and <24%	Tier 2 Sharing %
Sharing Tier 3	>24%	Tier 3 Sharing %

To the extent that the Overall Threshold is exceeded, the “Initial Bonus Payment” for each eligible Participant shall equal:

1.	If RONA is achieved within the Sharing Tier 1 level, the Participant’s Tier 1 Sharing % multiplied by Operating Profit in excess of 18% RONA up to 21% RONA (“Tier 1 Bonus”);

2.
If RONA is achieved within the Sharing Tier 2 level, the Participant’s Tier 2 Sharing % multiplied by Operating Profit in excess of 21% RONA up to 24% RONA (“Tier 2 Bonus”), plus the Tier 1 Bonus calculated assuming an RONA achieved of 21%; and

3.
If RONA is achieved within the Sharing Tier 3 level, the Participant’s Tier 3 Sharing % multiplied by Operating Profit in excess of 24% RONA plus the Tier 1 Bonus calculated assuming an RONA achieved of 21%, plus the Tier 2 Bonus calculated assuming an RONA achieved of 24%.

With respect to the Participants listed below, once the Initial Bonus Payment is determined, if any, the Initial Bonus Payment shall be paid out as follows: up to twice (2x) the Participant’s base salary shall be paid out in cash, and any excess will be paid out half (50%) in cash and half (50%) in deferred stock units (DSUs) with a minimum deferral period of one (1) year.
Participants and Sharing Percentages

Executive	Tier 1 Sharing %	Tier 2 Sharing %	Tier 3 Sharing %
[NAME]	[___]%	[___]%	[___]%